Exhibit 1

Date: 3 December 2004
Release Number: 2004-40

Intelsat Regains Control of the Intelsat Americas™ 7 Satellite

Pembroke, Bermuda, 3 December 2004 — Intelsat, Ltd. today announced that it is pursuing a recovery mission of the Intelsat Americas 7 satellite, which experienced a sudden and unusual electrical distribution anomaly on November 28. As a result of an intensive recovery effort by the Intelsat technical team, contact and control of the satellite has been regained. Service restoration is underway, with several key customers expected to be operational on IA-7 by the end of the day. Although testing of the satellite’s capabilities is still underway, operations have been restored on a portion of the satellite’s transponders.

Prior to IA-7’s reactivation last night, the affected Intelsat customers had all been offered alternate capacity at different orbital locations, with many customers restored on alternate Intelsat capacity within hours of Sunday morning’s anomaly. The exact cause of the anomaly is still being investigated, in cooperation with Space Systems/ Loral, the satellite’s manufacturer, and Loral Skynet, each of whom participated in the recovery effort.

“Our first priority in this event was to address the needs of our existing customers and their end-users,” said Conny Kullman, Chief Executive Officer of Intelsat, Ltd. “As a global operator with 28 satellites in our network, Intelsat’s overall flexibility and ability to match available capacity to customer requirements served us well in quickly providing alternate solutions. We are keeping Zeus Holdings Limited, Intelsat’s prospective acquirer, fully apprised of developments as they occur with respect to the IA-7 satellite and we understand Zeus is continuing its evaluation of the situation.”

About Intelsat

Building on 40 Years of Leadership. As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat’s global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets and grow their businesses with confidence. For further information, please contact us at media.relations@intelsat.com or at +1 202-944-7500.

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Contact:

Jodi Katz
jodi.katz@intelsat.com
+1 202 944 8223

Dianne VanBeber
dianne.vanbeber@intelsat.com
+1 202 944 7406

Safe Harbor Statement
Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known factors include, but are not limited to, the financial impact of the anomaly experienced by the IA-7 satellite, the continued testing of the IA-7 satellite and the continued investigation into the causes of the anomaly experienced by the IA-7 satellite. In connection with the proposed acquisition of Intelsat by Zeus Holdings Limited, known factors include, but are not limited to, the impact of the anomaly experienced by the IA-7 on the proposed acquisition and the need to modify aspects of the proposed transaction as a result thereof, the inability to obtain required regulatory approvals or the need to modify aspects of the proposed transaction in order to obtain these approvals; the inability of Zeus Holdings Limited to obtain financing on the terms contemplated in the agreements relating to the proposed transaction or at all; a change in the health of any of Intelsat’s other satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s other satellites that causes a condition precedent to the proposed transaction to fail to be satisfied; and the inability to consummate the proposed transaction for any other reason. Detailed information about other known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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